November 2, 2010

URGENT MATTER

Dear Shareholder:

You were recently sent a proxy statement for a meeting of the Fund’s shareholders to be held October 28, 2010.  The meeting has been adjourned to November 29, 2010 at the Funds’ offices at 5847 San Felipe, Suite 4100, Houston, Texas 77057 at 4:00 p.m. Central Standard Time.

In order to obtain votes from Fund shareholders on the Proposal contained in the proxy statement, the Fund has retained The Altman Group as its Proxy Solicitor.  The purpose of this letter is to alert you that you likely will receive a phone call from The Altman Group, whose job is to obtain shareholder votes in an easy and efficient manner. They will identify themselves, ask how you wish to vote your shares, and request the ID number printed at the bottom of this letter.  They are not calling to advocate any position.

Please take this opportunity and call The Altman Group directly at 1-877-732-3615 to cast your vote over the phone.  It will take only a moment of your time.  No personal information is required when calling.  Just reference the ID number at the end of this letter.

It is important that all shareholders express their opinion on the Proposal.  Please vote promptly to help minimize solicitation expenses for the Fund.  If you need an additional copy of the proxy statement or you have not received one via U.S. mail it can be viewed on the Fund’s website www.capstonechurchcapitalfund.com or you may call1-800-262-6631 Ext 6732 for a replacement copy.

Sincerely,

Edward L. Jaroski
President